UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

                  June 10, 2005

Date of report (Date of earliest event reported)

                     Magic Lantern Group, Inc.

(Exact name of registrant as specified in its charter)

NEW YORK	1-9738	13-3016967
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1075 North Service Road West, Suite 27, Oakville, Ontario L6M 2G2

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:         (905) 827-2755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 3.01

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 10, 2005, Magic Lantern Group, Inc. received notice from The American Stock Exchange ("AMEX") indicating that our plan of compliance, which was timely filed with the AMEX on June 7, 2005, did not make a reasonable demonstration of our ability to regain compliance with the continued listing requirements of AMEX.  The AMEX noted that we have failed to satisfy certain continued listing standards.  Specifically, we are not in compliance with: (1) Section 1003(a)(i) of the AMEX Company Guide, in that our stockholders' equity is less than $2 million and we have sustained losses from continuing operations and/or net losses in two of our three most recent fiscal years; (2) Section 1003(a)(ii) of the AMEX Company Guide, in that our stockholders' equity is less than $4 million and we have sustained losses from continuing operations a nd/or net losses in three of our four most recent fiscal years; (3) Section 1003(a)(iii) of the AMEX Company Guide, in that our stockholders' equity is less than $6 million and we have sustained losses from continuing operations and/or net losses in our five most recent fiscal years; and (4) Section 1003(a)(iv) of the AMEX Company Guide, in that we have sustained losses that are so substantial in relation to our overall operations or our existing financial resources, or our financial condition has become so impaired that it appears questionable, in the opinion of AMEX, as to whether or not we will be able to continue operations and/or meet our obligations as they mature.  In addition, AMEX noted that we are not in compliance with Section 301 of the AMEX Company Guide in that we failed to make a timely application to list additional shares of our common stock and we issued shares of our common stock without first obtaining AMEX’s approval.  In addition we are not in complianc e with Sections 134 and 1101 requiring timely SEC reporting, Section 121(B)(2) which requires us to maintain an audit committee of at least three independent directors and Section 806 which requires that the CEO’s compensation be determined by a compensation committee comprised solely of independent directors or by a majority of the independent directors on the Board.  As a result of the foregoing, AMEX has initiated a delisting proceeding.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAGIC LANTERN GROUP, INC.

Date: June 16, 2005

By:   /s/  Robert A. Goddard

Robert A. Goddard

President & CEO